UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Communications Systems, Inc.
(Name of Registrant as Specified In Its Charter)

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COMMUNICATIONS SYSTEMS, INC.
Minnetonka, Minnesota 55343

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 30, 2021

Dear Shareholders:

You are cordially invited to attend the 2021 Annual Meeting of Shareholders of Communications Systems, Inc. (“CSI” or the “Company”), on Thursday, December 30, 2021, beginning at 11:00 a.m., Central Time, for the following purposes:

1.	To elect five directors to the Board to serve until their respective successors have been elected and qualified;

2.	To ratify the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2021; and

3.	To cast a non-binding advisory vote approving executive compensation.

The annual meeting will be a virtual meeting of shareholders.

Except with respect to shares allocated to you as a participant in the CSI Employee Stock Purchase Plan (ESOP), you may attend the online meeting and vote your shares electronically during the annual meeting via the internet by visiting: www.virtualshareholdermeeting.com/JCS2021. You will need the 16-digit control number pin that is printed on your notice of internet availability of proxy materials (“Notice of Internet Availability of Proxy Materials”) or the box marked by the arrow on your proxy card or on the voting instructions that accompanied your proxy materials. We recommend that you log in at least fifteen minutes before the start of the annual meeting to ensure that you are logged in when the annual meeting starts.

Please note that if you hold shares of CSI common stock through the CSI ESOP, your voting instructions for these shares must be received by 11:59 p.m. Eastern Time on December 27, 2021. You may not vote the CSI common stock allocated to you through the ESOP electronically during the annual meeting.

The CSI board of directors has fixed November 2, 2021, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. At the close of business on the record date, we had 9,720,627 shares of common stock outstanding and entitled to vote.

By Order of the Board of Directors,

Roger H.D. Lacey, Chairman

Minnetonka, Minnesota
Dated: November 15, 2021

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

Copies of this Notice, the Proxy Statement following this Notice and the Annual Report to
Shareholders are available at www.proxyvote.com

COMMUNICATIONS SYSTEMS, INC.
PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING

Information Regarding the Annual Meeting

This Proxy Statement is furnished to the shareholders of Communications Systems, Inc. (“CSI” or the “Company”) beginning November 16, 2021 in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the annual meeting of shareholders that will be held virtually on Thursday, December 30, 2021 beginning at 11:00 a.m., Central Time, or at any adjournment or adjournments thereof.

How can I attend the virtual annual meeting?

The annual meeting will be online and a completely virtual meeting of shareholders due to the ongoing public health impact of the coronavirus (COVID-19) pandemic. This decision was made in light of the protocols that federal, state, and local governments have imposed or may impose in the near future and taking into account the health and safety of our shareholders, directors and members of management, as well as our desire to allow shareholders to participate in the annual meeting wherever they may be located.

All shareholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote your shares by internet, telephone or signing and returning the enclosed proxy or other voting instruction form.

Please note that if you hold shares of CSI common stock through the CSI Employee Stock Purchase Plan (ESOP), your voting instructions for these shares must be received by 11:59 p.m. Eastern Time on December 27, 2021. You may not vote the CSI common stock allocated to you through the ESOP electronically during the annual meeting.

To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or the proxy card or the voting instructions that accompanied your proxy materials. Please have your 16-digit control number readily available and log on to the annual meeting by visiting www.virtualshareholdermeeting.com/JCS2021 and entering your 16-digit control number. If you are a participant in the CSI ESOP, you may attend the annual meeting as a guest by visiting the same website and logging in as a guest. If you are attending as a guest, you will not need a control number. You may begin to log into the meeting platform beginning at 10:30 a.m. CT on December 30, 2021. The annual meeting will begin promptly at 11:00 a.m. CT on December 30, 2021

The internet address to attend and vote at the annual meeting is www.virtualshareholdermeeting.com/JCS2021

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the annual meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the annual meeting. We recommend that you log in at least fifteen minutes before the annual meeting.

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters disclosed in the notice of 2021 Annual Meeting of Shareholders that accompanies this proxy statement. These include:

●	Elect five directors;

●	Ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2021; and

●	Cast a non-binding advisory vote approving executive compensation.

We will also consider any other business that may properly be presented at the meeting, and management will report on CSI’s performance during the last fiscal year and interim periods and respond to questions from shareholders.

How does the Board recommend that I vote?

The Board of Directors named in this proxy statement recommends a vote:

●	FOR the election of the five individuals recommended by the Board of Directors;

●	FOR the ratification of the appointment of Baker Tilly US, LLP;

●	FOR approval of the Company’s executive compensation; and

●	To transact any other business that may properly come before the meeting

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on November 2, 2021 (the “record date”), you are entitled to vote at the meeting. As of the record date, 9,720,627 shares of common stock were outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name with our transfer agent Equiniti Trust Company, you are the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of those shares, and your shares are held in street name.

What are the voting rights of the shareholders?

Holders of common stock are entitled to one vote per share. Therefore, a total of 9,720,627 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the voting of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted as present at the meeting if the shareholder is present and votes in person at the meeting or the shareholder has properly submitted a proxy by mail, telephone or Internet.

What if I do not specify a voting choice for a proposal when returning a proxy?

Proxies or other voting instruction forms that are signed and returned without voting instructions will be voted in accordance with the recommendations of the CSI board of directors. The CSI board of directors unanimously recommends that shareholders vote FOR each proposal presented at the annual meeting.

How are proxies solicited and what is the cost?

CSI will bear all expenses incurred in connection with the solicitation of proxies and printing, filing and mailing this proxy statement. We have engaged The Proxy Advisory Group, LLC (“PAG”) to assist in the solicitation of proxies and provide related advice and information support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $10,000 in total. CSI will be solely responsible for the costs of the solicitation.

Additionally, some of CSI’s directors, officers and regular employees may solicit proxies personally or by telephone, letter, facsimile, or email. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will request brokers, custodians, nominees, and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse theses holders for their reasonable out-of-pocket expenses.

How do I vote my shares?

If you are a shareholder of record, you may give a proxy to be voted at the meeting either:

●	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

●	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials, you may also vote by mail or telephone by following the instructions in the voting instruction card provided to you by your broker, bank, trustee or nominee. The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card?

It means you hold shares of CSI stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials you receive.

What vote is required for the proposals to be approved?

●

Election of Directors. The five directors that receive the most votes will be elected to serve on the Board of Directors until the next annual meeting of shareholders or until their successors are elected and qualified.

●

Ratification of the appointment of Baker Tilly US, LLP as our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock represented and entitled to vote on the proposal, if those shares represent more than 25% of the shares outstanding on the record date is sufficient to approve this proposal.

●

Advisory vote approving on executive compensation. The affirmative vote of a majority of the shares of common stock represented and entitled to vote on the proposal, if those shares represent more than 25% of the shares outstanding on the record date, is sufficient to approve this proposal.

How are votes counted?

Shareholders may either vote FOR or WITHHOLD authority to vote on each nominee in the election of the CSI board of directors. Shareholders may vote FOR, AGAINST or ABSTAIN on Proposal No. 2 and 3.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the meeting for determining whether a quorum exists, but are not considered entitled to vote on the proposal in question. Your broker or nominee has discretionary authority to vote your shares on the ratification of Baker Tilly US, LLP as our independent registered public accounting firm even if your broker or nominee does not receive voting instructions from you, but may not vote your shares on any other matters without instructions from you.

What if I do not specify a choice for a matter when returning a proxy?

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares

●	FOR the election of each nominee to the Board of Directors set forth in Proposal No. 1;

●	FOR the ratification of Baker Tilly US, LLP as our independent registered public accounting firm set forth in Proposal No. 2; and

●	FOR approving the advisory vote on executive compensation set forth in Proposal No. 3.

If any other matters come up for a vote at the meeting, the proxy holders will vote the shares they are entitled to vote, according to the recommendations of the Board of Directors or, if there is no recommendation, at their own discretion.

May I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

●	by sending a written notice of revocation to our Corporate Secretary;

●	by submitting another properly signed proxy card at a later date to our Corporate Secretary; or

●	by submitting another proxy by telephone or via the Internet at a later date.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

Unless you are a participant in the ESOP, you can also change your proxy by voting at the meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of paper copies?

Under rules of the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials to our shareholders by providing access to these documents on the Internet instead of mailing printed copies. In general, you will not receive printed copies of the materials unless you request them. Instead, we mailed you the Notice of Internet Availability of Proxy Materials (unless you have previously consented to electronic delivery or already requested to receive paper copies), which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials explains how to submit your proxy over the Internet. If you would like to receive a paper copy or e-mail copy of the proxy materials, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

How can a shareholder present a proposal at the 2022 Annual Meeting?

The Company intends to hold its 2022 Annual Meeting of Shareholders on or about June 23, 2022, and will make its Proxy Statement materials available to shareholders on or about May 10, 2022. For a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2022 Annual Meeting, the written proposal must be received at our principal executive offices by the close of business on January 10, 2022. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If a shareholder wishes to present a proposal at the 2022 Annual Meeting that would not be included in our Proxy Statement for that meeting, the shareholder must provide notice to us no later than March 28, 2022. Please contact the Corporate Secretary for a description of the steps to be taken to present a proposal.

How can a shareholder get a copy of the Company’s 2020 Report on Form 10-K?

Our Annual Report on Form 10-K for the year ended December 31, 2020, including Amendment No 1 on Form 10-K/A, (“Amended Form 10-K”) is available electronically with this Proxy Statement. If you were mailed a paper copy of this Proxy Statement, you were also mailed the Amended Form 10-K. The Amended Form 10-K is also available in the Investor Relations page of our website http://commsystems.com. Upon request, we will provide you copies of any exhibits to the Amended Form 10-K upon payment of a fee covering our reasonable expenses in furnishing these exhibits. You can request exhibits to the Amended Form 10-K by writing to the Corporate Secretary, Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors presently consists of five directors, each serving a one-year term. The Board of Directors has nominated and recommends that the Company’s shareholders elect Roger H.D. Lacey, Richard A. Primuth, Randall D. Sampson, Steven C. Webster and Michael R. Zapata. All currently serve as directors. The Board of Directors believes that each nominee will be able to serve as a director. The Board has determined that each nominee, with the exception of Roger H.D. Lacey, is independent.

Each nominee has indicated his willingness to serve if elected, but if any nominee is unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. The Company did not receive any shareholder nominations for director. Proxies cannot be voted for more than the number of nominees named in this Proxy Statement.

ROGER H.D. LACEY (71) served as CSI’s chief executive officer from February 2015 until November 30, 2020 and has served as the executive chairman of CSI board of directors since December 2018. He also assumed the additional role of interim chief executive officer on August 2, 2021 when then-CEO Anita Kumar’s employment was terminated in connection with the closing of the Company’s sale of its Electronics & Software Segment to Lantronix and Ms. Kumar was hired by Lantronix. Mr. Lacey has been a CSI director since 2008, served as board vice chair from September 2013 until December 2018 and interim chief executive officer from June 2014 until February 2015. Mr. Lacey was senior vice president of strategy and corporate development at the 3M Company from 2009 to his retirement in 2013. He was the 3M Company’s chief strategy officer and head of global mergers and acquisitions from 2000 to 2013. Mr. Lacey’s career with 3M began in 1975; from 1989 to 2000 he held various senior positions including serving as division vice president of 3M Telecom Division. In addition, Mr. Lacey served as a member of the corporate venture capital board for internal and external new venture investments from 2009 to 2013. Mr. Lacey is a board member of Johnsonville Sausage Corporation, a leading US food company, and also a Senior Partner in CGMR Capital, a private equity firm. He is a member of the board of governors for Opus Business School, University of St. Thomas; a visiting professor of strategy and corporate development, Huddersfield University; a founding member of the Innovation Lab at MIT; and is a former vice chair of Abbott Northwestern Hospital Foundation. Mr. Lacey brings a unique perspective that combines familiarity with key telecommunication and data markets around the world combined with deep experience in strategic planning and business development.

RICHARD A. PRIMUTH (75) was elected as a director in October 2013 and serves as Chair of the Compensation Committee. Beginning January 1, 2018, Mr. Primuth began providing legal and business consulting services as an independent contractor. Prior thereto, for over 44 years, Mr. Primuth served as an attorney with the Minneapolis law firm of Lindquist & Vennum LLP, specializing in business law. He was a partner in this firm from 1977 until December 2011 when he became Of Counsel to the firm. Mr. Primuth’s business law practice was heavily focused on representing public and private corporations, securities offerings, mergers and acquisitions, and other complex business transactions. He served as the Company’s primary outside legal counsel from 1983 until he was elected to the Board in 2013. Upon being elected to the Board, he ceased providing any legal services to the Company. On December 31, 2017, Mr. Primuth retired from and ceased having any further association with Lindquist & Vennum LLP when it merged with and into Ballard Spahr LLP. The Board of Directors believes that Mr. Primuth’s significant experience in corporate governance, public offerings and other financings, capital markets, SEC compliance and reporting, mergers and acquisitions, spin offs, complex contract negotiations, and other business law areas, as well as his deep understanding of the Company, its history, markets and products, make him a significant resource as a Company director.

RANDALL D. SAMPSON (61) has been a director since 1999 and the Lead Independent Director since December 2018. He currently serves as Chair of the Audit & Finance Committee, and also is a member of the Compensation Committee. Mr. Sampson is the President, Chief Executive Officer, and a Board member of Canterbury Park Holding Corporation (“CPHC”), all positions he has held since 1994. CPHC is a public company based in Shakopee Minnesota that re-launched a failed pari-mutuel race track and stimulated the revival of Minnesota’s horse breeding and training industries. Under his leadership, the Canterbury Park Racetrack has become a unique, family-friendly venue for live horse races and other entertainment, as well as pari-mutuel and card club wagering. Before becoming one of the three co-founders of CPHC in 1994, and after graduating from college with a degree in accounting, Mr. Sampson worked for five years in the audit department of a large public accounting firm where he earned his CPA certification, subsequently gained experience as a controller of a private company, served as a chief financial officer of a public company and managed Sampson family interests in horse breeding and training. The challenging nature of Canterbury Park’s business has demanded from its CEO an entrepreneurial mindset, attention to expense control, continuous innovation in marketing, and attention to the needs of customers, which, along with other qualities, Mr. Sampson uniquely brings to the governance responsibilities of the CSI Board.

STEVEN C. WEBSTER (64) has served as a director since 2017. Since July 2013, Mr. Webster has served as Senior Fellow and Spencer Chair in Technology Management at the University of Minnesota. In this capacity, he teaches graduate classes in innovation for mid-career professionals and in business basics for graduate students in science and technology. From May 2005 to October 2012, Mr. Webster was Vice President of Research and Technology Commercialization for 3M Company’s Display and Graphics Business. In that role, he had responsibility for about 1,000 technical professionals worldwide, setting technology strategy and guiding key programs for a $4 billion global business. He directly led laboratories in Saint Paul, Minnesota; Austin, Texas; and Singapore. Over his 31-year career with 3M, Mr. Webster also held the executive position leading the global deployment of 3M Six Sigma; held R&D leadership roles in display technology, optical films, telecommunications, data storage and optical recording; and had business responsibility for fiber optics and test systems products in the 3M Telecom Systems Division. Prior to joining 3M, Mr. Webster was a Member of Technical Staff at Bell Laboratories in Holmdel New Jersey, from 1979 to 1981, where he worked on the first commercial fiber optics transmission system. Mr. Webster received a Master of Science in electrical engineering and computer science and a Bachelor of Science in electrical engineering from MIT in 1979. Mr. Webster currently serves on the Board of Directors and Executive Committee of the Guthrie Theater, and on the MIT Undergraduate Practice Opportunities Program Advisory Board. Mr. Webster brings deep experience in new product development, an understanding of telecommunications technology and business dynamics, expertise in the application of Six Sigma to improve business processes and significant executive level management skill, all qualities that strengthen the Board’s oversight of the Company’s businesses.

 MICHAEL R. ZAPATA (43) has served as a director since June 2020. Mr. Zapata has served as Executive Chairman and President of Schmitt Industries, Inc. since December 2018, and as Chief Executive Officer of that company since July 2019. Mr. Zapata is the founder and Managing Member of Sententia Capital Management, LLC, a value investing focused investment management firm (“Sententia”). Since its inception in 2012, Sententia has invested in deep value public equities in a concentrated portfolio. The firm employs a rigorous research process and attempts to engage constructively with management when appropriate. Prior to Sententia, Mr. Zapata served nearly 10 years in the U.S. Navy. During his service from 2001 to 2010, he held various leadership roles during the Global War on Terror. Deploying to locations including Iraq, Afghanistan, Africa, the Middle East and the Arabian Peninsula, he brings valuable insight and expertise in intelligence fusion, operational execution, strategic planning and risk mitigation. He received his B.S. from Texas A&M University, where he was recognized as a Dougherty Award Recipient. He received his M.B.A. from Columbia University as a student in the Heilbrunn Center for Value Investing. He serves as a director of Tip of the Spear Foundation, a non-profit dedicated to supporting Elite Operators and their families during times of need. Mr. Zapata’s background in, and knowledge of, operational execution and strategic planning, as well as his familiarity with small public companies and the challenges they face bring a good perspective to the Board.

Board of Directors Vote Required

Directors are elected by a plurality of the votes cast. Therefore, the five nominees who receive the highest number of votes will be elected as directors.

Board Voting Recommendation

The Board of Directors unanimously recommends that shareholders vote “FOR”
the election of each of the nominees named above as a director.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit & Finance Committee has selected Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. While the Audit & Finance Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit & Finance Committee is submitting the appointment of Baker Tilly US, LLP as our independent registered public accountants for ratification. In the event the shareholders do not ratify the appointment of Baker Tilly US, LLP, the Audit & Finance Committee will reconsider the selection. We expect a representative from Baker Tilly US, LLP will be present at the meeting, will have the opportunity to make a statement and will be available to answer appropriate questions.

The following is a summary of the fees billed to the Company by Baker Tilly US, LLP for professional service for the year ended December 31, 2020 and 2019.

Fee Category	2020	2019

Audit Fees	$204,400	$218,560

Audit-Related Fees	0	0

Tax Fees	0	0

All Other Fees	0	0

Total Fees	$204,400	$218,560

Audit Fees. This category consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in our quarterly reports.

Audit-Related Fees. This category consists of fees billed for assurance and related services, such as the Company’s employee benefit plan audits that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not otherwise reported under “Audit Fees.”

Tax Fees. This category consists of fees billed for professional services for tax compliance, tax advice and tax planning. Assistance regarding federal and state tax compliance and acquisitions are provided to the Company by RSM US LLP.

 All Other Fees. All other fees are fees for products and services other than those listed above.

Audit & Finance Committee Pre-approval Policies and Procedures

In addition to approving the engagement of the independent registered public accounting firm to audit the Company’s consolidated financial statements, the policy of the Audit & Finance Committee is to approve all use of the Company’s independent registered public accounting firm for non-audit services prior to any such engagement. To minimize relationships that could appear to impair the objectivity of the independent registered public accounting firm, the policy of the Committee is to restrict the non-audit services that may be provided to the Company by the Company’s independent registered public accounting firm primarily to tax services, merger and acquisition due diligence and integration services, and any other services that can clearly be designated as “non-audit” services.

Audit & Finance Committee Report

The Audit & Finance Committee is responsible for independent, objective oversight of the Company’s financial accounting and reporting by overseeing the system of internal controls established by management and monitoring the participation of management and the independent registered public accounting firm in the financial reporting process.

The Audit & Finance Committee held six meetings in 2020. The meetings were designed to facilitate and encourage private communication between the Committee and Baker Tilly US, LLP.

 During the meetings, the Committee reviewed and discussed the Company’s financial statements with management and Baker Tilly US, LLP. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit & Finance Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with Baker Tilly US, LLP also included the matters required by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS 89 and 90 (Audit Committee Communications).

 Baker Tilly US, LLP provided to the Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and this information was discussed with Baker Tilly US, LLP.

 Based on the discussions with management and Baker Tilly US, LLP, the Committee’s review of the representations of management and the report of the Baker Tilly US, LLP, the Audit & Finance Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC.

Submitted by the Audit & Finance Committee of the Company’s Board of Directors

Randall D. Sampson (Chair), Steven C. Webster, Michael R. Zapata

Vote Required

Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on Proposal 2.

Board Voting Recommendation

The Board of Directors unanimously recommends shareholders Vote “FOR”
Proposal 2: Ratification of the Appointment of Baker Tilly US, LLP

CORPORATE GOVERNANCE AND BOARD MATTERS

General Information

Our Board is committed to sound and effective corporate governance practices. Our governance policies are consistent with applicable provisions of the rules of the SEC and the listing standards of the Nasdaq Capital Market (“Nasdaq”). We also periodically review our governance policies and practices in comparison to those suggested by authorities in corporate governance and the practices of other public companies. You can access our corporate governance charters and other related materials by following links on the “Corporate Governance” page of our website http://commsystems.com.

The Board, Board Committees and Meetings

Meeting Attendance. Our Board meets regularly during the year to review matters affecting our Company and to act on matters requiring Board approval. Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. During 2020, the Board met seven times. Each director attended at least 80% of the meetings of the Board and committees on which he or she served, and all directors attended the 2020 Annual Meeting of Shareholders, which was held virtually.

Board Committees. Our Board has established two standing committees: Audit & Finance and Compensation. Only members of the Board serve on these committees. Following is information about each committee:

Audit & Finance Committee. The Audit & Finance Committee is responsible for the engagement, retention and replacement of the independent registered public accounting firm, approval of transactions between the Company and a director or executive officer unrelated to service as a director or officer, approval of non-audit services provided by the Company’s independent registered public accounting firm, oversight of the Company’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. The Company’s independent registered public accounting firm reports directly to the Audit & Finance Committee. The Audit & Finance Committee operates under a formal charter that is reviewed annually and was most recently revised on October 30, 2018. The current members of the Audit & Finance Committee are Randall D. Sampson (Chair), Steven C. Webster and Michael Zapata, each of whom is independent under applicable SEC Rules and Nasdaq listing standards. In addition, the Board has determined that Randall D. Sampson qualifies as the Committee’s financial expert. The Audit & Finance Committee met six times during 2020.

Compensation Committee. The Compensation Committee is responsible for the overall compensation strategy and policies of the Company; reviews and approves the compensation and other terms of employment of the Company’s chief executive officer and other executive officers, subject to final Board approval; oversees the establishment of performance goals and objectives for the Company’s executive officers; administers the Company’s incentive compensation plans, including the Company Employee Stock Purchase Plan; considers the adoption of other or additional compensation plans; and provides oversight and final determinations with respect to the Company’s 401(k) plan, employee stock ownership plan and other similar employee benefit plans. The Committee operates under a Board-approved charter that is reviewed annually and was most recently amended on December 8, 2020. The current members of the Compensation Committee are Richard A. Primuth (Chair), Randall D. Sampson, and Steven C. Webster. Each Compensation Committee member is independent under Nasdaq standards. The Committee met five times in 2020.

In addition, at Board meetings and in separate meetings among themselves, Mr. Primuth, Mr. Sampson, Mr. Webster, and Mr. Zapata also acted as a Nominating Committee, reviewing possible candidates for addition to the Company’s Board of Directors. See “Selecting Nominees for Election to the Board.”

The Nominating Committee and the Board continue to assess the Board’s strengths and may in the future recommend new persons for election to the Board of Directors.

Director Independence

The Board has adopted director independence guidelines that conform to the definitions of “independence” set forth in Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3 under the Securities Exchange Act of 1934 and listing standards of Nasdaq. In accordance with these guidelines, the Board has reviewed and considered facts and circumstances relevant to the independence of each of our directors and director nominees and has determined that each of the following incumbent directors qualifies as “independent” under Nasdaq listing standards: Richard A. Primuth, Randall D. Sampson, Steven C. Webster, and Michael Zapata.

Selecting Nominees for Election to the Board

In addition to minimum requirements of integrity, ability to make independent analytical inquiries, personal health and a willingness to devote adequate time and effort to Board responsibilities, the Board seeks individuals who reflect diversity in background, education, business experience, skills, business relationships and associations and other factors that will contribute to the Board’s governance of the Company.

In making recommendations regarding nominees for election as directors, the Board will consider qualified candidates who are proposed by our shareholders. Shareholders may directly nominate an individual for election to the Board at our shareholders meeting by following procedures in our Bylaws.

Board Leadership

All directors nominated for election at the 2021 annual meeting were elected by shareholders at the 2020 annual meeting. On December 12, 2018, we announced that Curtis A. Sampson had retired as Chairman of the Board of Directors and would continue to serve as a Board member with the title Chairman Emeritus. Mr. Curtis Sampson’s term ended at the 2020 Annual Meeting of Shareholders. In December 2018, CSI’s Chief Executive Officer and Vice Chairman Roger H.D. Lacey was named as the new Executive Chairman of the CSI Board of Directors. Mr. Lacey continued to serve as Chief Executive Officer of CSI until December 1, 2020 when Anita Kumar was elected to the Board and appointed Chief Executive Officer. Mr. Lacey also assumed the additional role of interim chief executive officer on August 1, 2021 when then-CEO Anita Kumar’s employment was terminated in connection with the closing of the Company’s sale of the Electronics & Software Segment to Lantronix and Ms. Kumar was hired by Lantronix. Effective August 1, 2021, Ms. Kumar also resigned from the CSI board of directors.

In connection with the December 2018 changes, CSI Board member Randall D. Sampson, Curt Sampson’s son and Chief Executive Officer of Canterbury Park Holding Corporation, was named as the Company’s new Lead Independent Director. Randall Sampson has served as a CSI director since 1999, and currently serves as Chair of the Board’s Audit & Finance Committee. Mr. Richard Primuth, in addition to his other director responsibilities, served as Board Secretary until April 2020.

Board’s Role in Managing Risk

In general, management is responsible for the day-to-day management of the risks the Company faces, while the Board, acting as a whole and through the Audit & Finance Committee, has oversight responsibility for risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Members of senior management attend the regular meetings of the Board and are available to address questions and concerns raised by the Board related to risk management. In addition, the Board regularly discusses with management, the Company’s independent registered public accounting firm and the internal auditor, identified major risk exposures, their potential financial impact on the Company, and steps that could be taken to manage these risks.

The Audit & Finance Committee assists the Board in fulfilling its risk management oversight responsibilities in financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit & Finance Committee reviews the Company’s financial statements and meets with the Company’s independent registered public accounting firm and internal auditor at least four times each year to review their respective reports on the adequacy and effectiveness of our internal audit and internal control systems, and to discuss policies with respect to risk assessment and risk management.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct (the “Code”) applicable to all of the Company’s officers, directors, employees, and consultants that establish guidelines for professional and ethical conduct in the workplace. The Code also contains an annual set of guidelines applicable to the Company’s senior financial officers, including the chief executive officer, principal financial officer, principal accounting officer, and others involved in the preparation of the Company’s financial reports.

These guidelines are intended to promote the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by the Company, and compliance with laws, rules and regulations concerning this periodic reporting. A copy of the Code is available by following links on the “Corporate Governance” page of our website at http://commsystems.com, and is also available, without charge, by writing to the Company’s Corporate Secretary at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343.

Contacting the Board of Directors

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual director at Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the facts and circumstances described in the communication received. By way of example, a complaint regarding accounting, internal accounting controls or auditing matters would be forwarded to the Chair of the Audit & Finance Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote on named executive officer compensation.

As described in the section entitled “Executive Compensation,” we have designed our executive compensation program to implement core compensation principles, including pay for performance and alignment of our management’s interests with those of our shareholders. Under these programs, we reward our Named Executive Officers in large part for the achievement of specific financial performance goals that we had set. We have also included equity components to our long-term incentive plan. We encourage shareholders to read the “Executive Compensation” section of this proxy statement for a more detailed discussion of our executive compensation programs, including information about 2020 compensation of our Named Executive Officers. We currently hold this advisory vote on executive compensation every three years and expect to hold it again at the 2024 annual meeting of shareholders.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Communications Systems, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in Communications Systems, Inc.’s proxy statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Vote Required

Approval of this Proposal 3 requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on this Proposal 3. While this vote is advisory, and not binding on the Compensation Committee or the Board of Directors, it will provide valuable information that the Compensation Committee will be able to consider when determining executive compensation philosophy, policies and practices in the future.

Board Voting Recommendation

The Board of Directors unanimously recommends that shareholders vote “FOR “for Proposal 3,
Advisory Vote on Executive Compensation.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CSI

The following table sets forth, as of November 2, 2021, certain information with respect to the beneficial ownership of CSI’s common stock by (i) each shareholder known by us to be the beneficial owner of more than 5% of CSI’s common stock, (ii) each director of CSI, (iii) each of the named executive officers of CSI identified in the section “CSI EXECUTIVE COMPENSATION” of this proxy statement, and (iv) all directors and executive officers of CSI as a group. Percentage ownership is based on 9,720,627 shares of CSI common stock outstanding as of November 2, 2021. Unless otherwise stated, the address of each person is 10900 Red Circle Drive, Minnetonka, MN 55343.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
GAMCO Investors, Inc. (2) One Corporate Center Rye, NY 10580-1435	1,475,884	15.2%
Renaissance Technologies LLC (3) 800 Third Avenue New York, NY 10022	630,018	6.5%
Punch & Associates Investment Management, Inc. (4) 7701 France Ave. S., Suite 300 Edina, MN 55435	490,491	5.0%
Communications Systems, Inc. Employee Stock Ownership Plan and Trust (5)	628,370	6.5%
Roger H.D. Lacey (6)(7)	168,521	1.7%
Mark D. Fandrich (7)	69,943	*
Scott Fluegge (7)	61,017	*
Anita Kumar (7)(8)	29,486	*
Richard A. Primuth (6)	50,270	*
Randall D. Sampson (6)(9)	1,237,499	12.7%
Steven C. Webster (6)	25,819	*
Michael R. Zapata (6)	3,091	*
All current executive officers and directors as a group (9 persons)	1,659,354	17.1%

*	Less than one percent

1.	There are no options, restricted stock units or other rights outstanding to any of the CSI directors or executive officers as of November 2, 2021.

Includes the following number of shares allocated to the accounts of the following participants in the CSI Employee Stock Ownership Plan and Trust (ESOP) as of November 1, 2021: Mr. Lacey, 9,630 shares; Mr. Fandrich, 8,141 shares; Mr. Fluegge, 11,110 shares; Ms. Kumar, 7,331 shares; and all current directors and executive officers as a group, 45,629 shares.

2.

Based on an Amendment No. 20 to Schedule 13D filed on September 16, 2021 in which the reporting persons disclose the following beneficial ownership as of September 16, 2021: Gabelli Funds, LLC, 297,200 shares sole voting and dispositive power; GAMCO Asset Management Inc., 804,924 shares sole voting power and dispositive power; Teton Advisors, Inc., 350,000 shares sole voting power and sole dispositive power; MJG Associates, Inc., 8,760 shares sole voting power and sole dispositive power; and Gabelli Foundation, Inc., 15,000 shares sole voting power and sole dispositive power.

3.

Based on an Amendment No. 2 to Schedule 13G filed by Renaissance Technologies LLC on February 11, 2021 reporting sole voting power over 630,018 shares and sole dispositive power over 682,714 shares as of December 31, 2020.

4.	Based on a Schedule 13G filed by Punch & Associates Investment Management, Inc. on February 17, 2021 reporting sole voting and sole dispositive power over 490,491 shares as of December 31, 2020.

5.

Based on CSI records and an Amendment No. 7 to Schedule 13G filed by the CSI ESOP on February 12, 2021 reporting ownership as of December 31, 2020. Messrs. Roger H.D. Lacey, Randall D. Sampson and Mark D. Fandrich serve as Trustees of the CSI ESOP, and disclaim beneficial ownership of the shares held by the CSI ESOP, except for shares allocated to their respective accounts.

6.	Currently serves as a director of CSI.

7.	Named executive officer of CSI.

8.

Ms. Kumar’s employment was terminated effective August 1, 2021 in connection with the closing of the Company’s sale of its Electronics & Software Segment to Lantronix and Ms. Kumar was hired by Lantronix. Information based on Ms. Kumar’s Form 4 filed on August 5, 2021 and CSI records.

9.

Based on a Schedule 13G filed on April 15, 2021 by Mr. Sampson reporting his beneficial ownership as of March 15, 2021, as well as CSI records. As of November 1, 2021, Mr. Sampson has or shares voting and dispositive power over: (i) 51,205 shares of common stock owned by Mr. Sampson individually; (ii) 25,349 shares of common stock owned jointly by Mr. Sampson and his spouse; (iii) 380,370 shares of common stock held by the Marian Arlis Sampson Revocable Trust, of which Mr. Sampson is the sole trustee; (iv) 37,722 shares of common stock held by the Marian Sampson IRA, of which Mr. Sampson is an attorney-in-fact authorized to act alone and Ms. Sampson retains authority to act on behalf of the Marian Sampson IRA; (v) 681,334 shares of common stock held by Sampson Family Real Estate Holdings, LLC, of which Mr. Sampson is the sole manager; and (vi) 61,519 shares of common stock held by the Sampson Family Foundation, a charitable foundation of which Mr. Sampson is one of five directors. The two officers of the Sampson Family Foundation have the authority to vote and dispose of the shares of common stock held by the Sampson Family Foundation. Mr. Sampson is not an officer of the Sampson Family Foundation. Mr. Sampson disclaims beneficial ownership of all of the shares of CSI common stock except those shares he holds individually or jointly with his spouse. Mr. Sampson is not a participant in the CSI ESOP.

CSI EXECUTIVE COMPENSATION

This section discusses CSI’s executive compensation objectives and policies, forms of compensation, and compensation related to services in 2020 paid or potentially payable to the CSI named executive officers identified below under the Summary Compensation Table (“CSI NEOs”), as well as other CSI senior executives (collectively, with the CSI NEOs, the “CSI senior executives”). Except as otherwise expressly noted, this proxy statement does not describe any changes in compensation occurring in 2021, including any compensation resulting from the change in control that occurred as a result of the Company’s sale of its E&S segment to Lantronix that closed on August 2, 2021. The Company disclosed this information in its definitive proxy statement dated June 14, 2021 with respect to the Company’s special meeting of shareholders held on July 28, 2021 and its Form 8-K dated August 1, 2021.

Compensation Philosophy and Objectives

CSI’s approach to executive compensation of its senior executives is based on the following objectives:

●	To align compensation with shareholder interests;

●	To reward both annual and long-term financial performance;

●	To provide pay opportunities comparable to opportunities at companies with which the Company competes for management talent; and

●	To maintain internally fair and equitable compensation levels and practices.

The Company has generally structured its annual and long-term incentive compensation to be “performance-based.” In addition, when determining how much performance-based compensation should be paid in cash versus granting stock options or other awards payable in stock, the CSI compensation committee has generally emphasized paying long-term compensation through equity awards.

Role of the Compensation Committee and Information Used to Determine Compensation

One of the CSI compensation committee’s primary responsibilities is to review and approve, or recommend for Board approval, compensation paid to CSI’s Chief Executive Officer, the CSI NEOs, and other CSI senior executives. The Compensation Committee carries out this responsibility pursuant to a Board-approved written charter. The Compensation Committee is subject to Board oversight, and other Board members frequently participate in deliberations related to executive compensation.

Under its charter, the Compensation Committee has the authority to select, retain, and compensate executive compensation consultants and other experts that it deems necessary to carry out its responsibilities. Since November 2015, the Compensation Committee has, from time to time, engaged Total Rewards Group (“TRG”), a compensation consulting firm, to study and make recommendations regarding our compensation program. This included an evaluation of our base compensation for CSI senior executives to determine whether we were paying “competitive” compensation and whether our approach to compensation was generally in line with “best practices” for public companies. The Compensation Committee selected TRG without a recommendation by management and TRG reported directly to the Compensation Committee.

The Compensation Committee also uses industry surveys to evaluate base compensation and total compensation paid to our CSI senior executives. In some years, the Compensation Committee has relied on studies prepared by Company employees based on surveys of manufacturing companies of similar size. In other years, this information has been supplied by our compensation consultant. In addition, the Compensation Committee periodically compares compensation it pays to CSI senior executives to compensation paid by a limited number of specific companies in similar industries, and of similar size and scope (“comparator group”) so that it has comparative data for assessing CSI’s market position in compensation levels and practices.

Base Salaries

Base salaries of CSI’s executive officers are established by reference to average base salaries paid to executives in similar positions with similar responsibilities using information supplied by compensation consultants and other sources. Base salaries are generally reviewed annually in December of each year and adjustments are made effective as of January 1 of the following year. From time to time, however, promotions and other events require adjustments at other points in the year. While emphasis is placed on measurable financial factors, when it determines base salaries, the Compensation Committee also considers factors such as development and execution of strategic plans, changes in areas of responsibility, potential for assuming greater responsibility and the development and management of employees. The Compensation Committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions.

The following table shows the title and base salary for each NEO as of March 1, 2021. See the Summary Compensation Table and accompanying disclosure for information about 2020 compensation.

Named Executive Officer	Position	Annual Rate of Base Salary ($)
Roger H. D. Lacey	Chief Executive Officer	120,000
Anita Kumar	Chief Executive Officer	280,000
Mark Fandrich	Treasurer, Chief Operating Officer, and Chief Financial Officer	265,860
Scott Fluegge *	Vice President of Information Technology and Digital Transformation	225,363

*Scott Fluegge served as President and General Manager of JDL Technologies, Inc. until December 31, 2020. He assumed his current position in January 2021.

Annual Bonus Plan

Bonuses are paid under CSI’s Annual Bonus Plan (“Bonus Plan”) to CSI NEOs and other CSI senior executives during the course of and following the end of each fiscal year based on achievement in relation to objective financial goals set at the beginning of the fiscal year. These bonuses are intended to provide CSI senior executives with an opportunity to receive additional cash compensation upon attainment of pre-established performance goals.

At the beginning of each fiscal year, the Compensation Committee determines what objective performance measures it will use to assess performance by the Company overall and by each business unit. In addition, the Compensation Committee assigns a percentage weight to the various measures that are applied when determining the total bonus to be paid to each executive. The Compensation Committee concurrently determines specific goals for each of these performance measures. Most performance measures for business unit performance have three goals to which achievement is compared, defined as “threshold,” “target” and “maximum,” with “target” goals generally being equal to CSI’s budget for that performance measure.

In light of the proposed transaction with Pineapple Energy LLC, CSI did not adopt a 2021 Bonus Plan.

Bonus Compensation of the CSI Named Executive Officers

The potential bonuses for the chief executive officer and chief financial officer were based on overall Company consolidated performance. Each Business Unit Leader is typically paid a bonus based on the performance of the business unit he or she manages. Whether and to what extent bonus compensation is paid to him or her is determined following the end of the annual period. A comparison of achievement to performance goals is made after twelve months. With respect to these measures, we compare annual results to goals, and a bonus is paid if achievement is at least 80% of the target goal for that performance measure.

Concurrent with determining and assigning weight to the various performance measures, and the goals against which achievement is measured, the Compensation Committee determines a “target” bonus opportunity and a “maximum” bonus opportunity that may be earned by each executive as a percentage of his or her base salary if actual performance exceeds applicable threshold performance goals. In 2020, the “target” annual bonus opportunity for the CSI senior executives ranged from 25% to 65% of their respective base salaries, and their respective “maximum” bonus opportunities were approximately 37.5% to 97.5% of their respective target bonus opportunities if actual achievement equaled or exceeded maximum performance goals. The target annual bonus for the CEO and CFO were based on consolidated targets for revenue and operating income.

The following table presents for 2020: (i) the performance measures for the CSI, Electronics & Software (E&S) Segment, and JDL business units; (ii) the relative weight assigned to each of the performance measures in determining overall performance of the business units; (iii) target achievement levels for each performance measure selected; and (iv) actual 2020 achievement as a percentage of the target goal.

Performance Measure	% Weight	Annual Target Goal ($)	% of Target Performance Achieved
E&S Segment
Total Revenue	50%	43,993,000	78%
Total Operating Income	50%	1,683,000	60%
JDL
Total Revenue	50%	9,188,000	82%
Total Operating Income	25%	1,517,000	60%
Commercial Operating Income	25%	173,000	137%
CSI
Consolidated Revenue	40%	52,428,000	81%
Consolidated Operating Income	40%	1,500,000	-180%

Bonuses Paid Pursuant to the 2020 Annual Bonus Plan

The table below presents the bonus opportunity under the Annual Bonus Plan for the four CSI NEOs as a percentage of their respective base salaries upon achievement of “target” goals for each performance measure (weighted as indicated above), the dollar value of the opportunity at target achievement, and the actual amount paid in cash to the CSI NEOs based on actual achievement in relation to goals for performance measures under CSI’s 2020 Annual Bonus Plan.

Named Executive Officer	Bonus Opportunity as % of 2020 Base Salary at Target Achievement	Dollar Value of Bonus Opportunity at Target Achievement	Annual Bonus Paid Based on Actual Achievement

Roger H. D. Lacey	65%	$78,000	$0

Anita Kumar	35%	$64,750	$0

Mark Fandrich	50%	$132,930	$0

Scott Fluegge	35%	$87,520	$33,810

Discretionary Bonuses

The Compensation Committee and the Board believe the most appropriate approach to paying annual bonus compensation is one in which executives are measured against predetermined objective performance measures and performance goals. However, from time to time, in limited and extraordinary circumstances, the Compensation Committee and the Board also believe, it is in the best interest of the Company and its shareholders to pay discretionary bonuses. During late fiscal 2020, the Compensation Committee determined it was desirable and in the best interest of the Company to pay discretionary bonuses to certain employees based on the Compensation Committee’s judgment that those individuals made important contributions to the Company or a business unit or segment that should be rewarded apart from achievement in comparison to goals under performance measures. This included a $25,000 discretionary bonus paid to Mr. Fandrich, recognizing his leadership of the Company as COO and CFO in 2020 during the Covid-19 pandemic.

Overview of Long-Term Incentive Compensation

Our CSI senior executives have been given, over the last several years, the opportunity to earn long-term, incentive compensation by means of the following forms of incentive awards:

●

Long Term Incentive Awards (“LTI Awards”). LTI Awards provide the opportunity to earn a payout in Company stock or cash after the end of three-year performance periods, to the extent earned by actual performance compared to performance goals.

●

Stock Options. Stock Options are granted on an annual basis, vest over four years beginning one year after the award is made, and only provide value to the executive if CSI’s stock price increases over the option exercise price.

Long-term incentive compensation opportunities for our CSI NEOs and other CSI senior executives are determined under a two-step process. First, the Compensation Committee determines the total “target” opportunity (expressed as a percentage of base compensation) for each Senior Executive to earn long-term incentive compensation (the “Total Target LTI Opportunity”). Over the last several years this percentage has ranged from 20% to 206% of the Senior Executive’s base compensation. Second, an allocation of the Total Target LTI Opportunity is then made to LTI Awards and Stock Options.

LTI Awards

LTI Awards may be “Performance Share Units” or “Performance Cash Units.” LTI Awards that are performance-based and payable in stock following the end of the three-year period are defined as “Performance Share Units” or “PSUs” under our incentive compensation plan. The number of PSUs awarded to each NEO is determined by dividing the dollar value of the NEO’s LTI Award by the average price of CSI’s stock over a 20-business-day period beginning on or about March 1 of each year. Each PSU represents the potential issuance of one share of common stock; the number of PSUs issued as shares of stock depends on actual achievement in relation to performance goals for the three-year period.

LTI Awards that are performance-based and payable in cash following the end of a three-year period are defined as “Performance Cash Units” or “PCUs” under our incentive compensation plan. Each PCU represents the potential to be paid $1.00, and the number of PCUs that are paid in dollars depends on actual achievement in relation to performance goals for the three-year period.

Stock Options

The number of shares covered by Stock Options granted to each NEO is determined by dividing the dollar value of the Total Target LTI Opportunity allocated to Stock Options by a value for an option to purchase one share of our stock as determined by the Compensation Committee. Typically, the Compensation Committee has used the Black Scholes methodology to determine the value of one option based on a share price of CSI’s stock as of a specific date during the second half of March in each year; the share exercise price of Stock Options is fair market value on the date of grant.

2020 Long term Incentive Compensation Awards

On May 6, 2020, pursuant to CSI’s Long Term Incentive Compensation Plan (the “LTI Plan”) the Compensation Committee determined, and the CSI board of directors ratified and approved, the overall design and other features of CSI’s LTI Plan for 2020 as applied to the CSI NEOs.

On May 23, 2018, the CSI board of directors announced the formation of special committee to explore Company strategic options. As a result of the initiative, CSI sold substantially all the operational assets of CSI’s wholly owned subsidiary Suttle in two separate transactions that closed on April 5, 2019 and March 11, 2020 and completed the 2020 Ecessa and IV Desk Acquisitions. In light of these initiatives, in determining the 2020 LTI awards for CSI NEOs and other members of CSI senior management, the Compensation Committee and CSI board of directors decided on a combination of RSUs, stock options and cash, rather than the PSUs based primarily on the operating results of CSI’s subsidiaries.

The Compensation Committee first determined that the following CSI NEOs would be awarded the total opportunities for long-term executive compensation as a percentage of their respective base compensation as follows:

	Long Term Opportunity in Dollars(1)		Allocation of Long-Term Opportunity in Dollars to Restricted Stock Units and Stock Options
	2020 Base Salary	% Base Salary	Grant Date Dollar Value	Value of LTI Opportunity Allocated to Restricted Stock Units	Shares Covered by Restricted Stock Units(2)	Value of LTI Opportunity Allocated to Stock Options	Shares Covered by Option Grant(3)	Value of LTI Opportunity Allocated to Cash
Mr. Lacey	$120,000	206%	$247,500	$123,750	23,798	$61,875	35,095	$61,875
Ms. Kumar	$185,000	40%	$74,000	$37,000	7,115	$18,500	10,493	$18,500
Mr. Fandrich	$265,860	50%	$132,930	$66,465	12,782	$33,233	18,849	$33,233
Mr. Fluegge	$225,363	40%	$90,145	$45,073	8,668	$22,536	12,782	$22,536

(1)	Allocated 75% to LTI Awards and 25% to Stock Options as presented, respectively, in the last five columns.

(2)

The number of RSUs was determined by dividing the dollar value of the LTI Opportunity Allocated to Restricted Stock Units by the 20-business day average price of CSI’s stock ending May 6, 2020 of $5.20. These vest over a three-year period.

(3)

We determined the number of shares covered by Stock Options granted to each Senior Executive in 2020 by dividing of the dollar value of the LTI Opportunity Allocated to Stock Options for each executive as discussed above by the Black Scholes value on the grant date of $1.76. The exercise price of each option is $5.39 (the closing market price on May 6, 2020); and each option vests 25% each year beginning May 6, 2021 and expires May 6, 2027.

Other Compensation

In addition to participating in Company-wide plans providing health, dental and life insurance on the same basis as all of our other U.S.-based employees, our CSI senior executives receive other compensation in various forms, primarily the following:

●	An annual contribution to CSI’s Employee Stock Ownership Plan and Trust (“ESOP”)

●	An annual matching contribution of up to 50% of each executive’s personal contribution to CSI’s 401(k) Plan up to the first 6% of the personal contribution

●	A car allowance or company car

●	In individual, unique circumstances, additional compensation to support an overseas assignment or travel to a residence away from CSI’s offices

The amount of this other compensation for the CSI named executive officers is presented in the column titled “All Other Compensation” under the “Summary of Executive Compensation Table” and the “Other Compensation Table.”

Employment Agreement

The Company and Chief Executive Officer Anita Kumar entered into an employment agreement effective as of December 1, 2020. Under this “at-will” employment agreement, the Company agreed to pay Mrs. Kumar a base salary of $280,000 and she was eligible to earn a bonus up to 55% of her base salary. The Company also entered into a change of control agreement with her, as described below. The employment agreement also provided that if the Company terminated her employment prior to December 31, 2021 without a change of control, she would be entitled to receive a guaranteed separation payment equivalent to six months base salary.

Consideration of Risk in Compensation

The Company believes placing substantial emphasis on long-term incentive compensation encourages executives to direct their efforts to promote the creation of long-term shareholder value and that promoting the creation of long-term value discourages behavior that leads to excessive risk. The CSI compensation committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risk taking:

●	We balance rewards for short and long-term decision making by providing both annual bonus compensation and long-term incentive compensation.

●	Our long-term performance-based incentives in the form of stock options become exercisable over a four-year period and remain exercisable for up to seven years from the date of grant.

●

Our long-term incentive compensation awards become payable only if, after completion of a multi-year period, actual performance over the period compared to pre-established performance goals justifies a payment.

Because our stock ownership guidelines require all executives to make progress towards owning stock equal to at least one times their base compensation, we believe our CSI NEOs are less likely to expose the Company to inappropriate or unnecessary risks.

The financial metrics used in our incentive compensation programs are measures the Compensation Committee believes drive long-term shareholder value. Moreover, the CSI compensation committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short term results. In addition, all forms of incentive compensation specify a maximum amount that cannot exceed two times the target amount, no matter how much financial performance exceeds the ranges established at the beginning of the year.

Summary Compensation Table

The following table presents information regarding compensation earned in 2020 and 2019 for services as executive officers (and in the case of Anita Kumar all compensation as an employee in 2020), by Roger H.D. Lacey CSI’s chief executive officer until November 30, 2020, Anita Kumar, CSI’s chief executive officer beginning December 1, 2020, Mark Fandrich, CSI’s chief financial officer, and the other most highly compensated executive officer of the Company in 2020 (together referred to as the “CSI named executive officers” or “CSI NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Award ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($) (4)	Total ($)

Roger H.D. Lacey	2020	120,000	--	169,254	61,875	40,637	45,248	437,014
President and Chief Executive Officer	2019	100,000	120,000	36,263	4,644	165,893	45,394	472,194

Anita Kumar	2020	198,250	--	65,077	61,780	4,433	17,130	346,670
President and Chief Executive Officer

Mark Fandrich	2020	265,860	25,000	88,204	33,233	19,145	23,367	454,809
Group Business President and Chief Financial Officer	2019	253,200	50,000	61,214	14,357	100,010	23,711	502,491

Scott Fluegge	2020	225,363	--	61,214	22,536	48,180	19,349	376,642
President & General Manager JDL Technologies, Inc.	2019	218,799	--	42,317	9,925	16,975	21,681	309,696

(1)

Represents stock earned under CSI’s Annual Bonus Plan and Long-Term Incentive Plan (“LTI Plan”). The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed in Note 11, “Stock Compensation” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)

The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed in Note 11, “Stock Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)	Represents amounts earned under CSI’s Short-term Incentive plan. See “Non-Equity Incentive Plan Compensation Table” below.

(4)	See “Other Compensation Table” below.

Non-Equity Incentive Plan Compensation Table

The following table provides a breakdown of information under the column “Non-Equity Incentive Plan Compensation” in the preceding Summary Compensation Table.

Name	Year	Short-Term Plans ($)	Long-Term Plans ($)
Mr. Lacey	2020	—	40,637
	2019	165,893	—

Ms. Kumar	2020	—	4,433

Mr. Fandrich	2020	—	19,145
	2019	100,010	—

Mr. Fluegge	2020	33,810	14,370
	2019	16,975	—

The following table provides a breakdown of information under the column “Other Compensation” above.

	Year	Contributions to Defined Contribution Plan ($)	Non-Elective Contributions to CSI Defined Contribution Plan ($)	Other ($)	Total ($)
Mr. Lacey	2020	8,550	7,630	29,068	45,248
	2019	8,400	5,244	31,750	45,394

Ms. Kumar	2020	7,522	7,522	2,086	17,130

Mr. Fandrich	2020	8,550	9,750	5,067	23,367
	2019	8,400	7,561	7,750	23,711

Mr. Fluegge	2020	7,141	7,141	5,067	19,349
	2019	6,965	6,965	7,750	21,681

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by CSI NEOs as of December 31, 2020.

	Number of Securities Underlying Unexercised Options					Shares or Units of Stock that have not Vested			Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights that have not Vested
Name	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number (#)	Market Value ($)		Number of (#)	Market or Payout Value of ($)
Mr. Lacey	12,195			11.70	6/4/2021
	22,655	--		11.65	3/17/2022
	24,950	--		11.09	4/3/2022
	25,050	--		11.05	5/21/2022
	16,667	--		7.34	1/25/2023
	41,250	--		6.85	3/15/2023
	42,188	14,062	(1)	4.40	3/31/2024
	30,938	30,937	(2)	3.61	3/9/2025
	50,000	--		2.55	12/12/2025
	1,875	5,625	(3)	2.64	3/28/2026
	--	35,095	(4)	5.39	5/6/2027
						9,157	41,847	(5)
						23,798	108,757	(6)

Ms. Kumar	--	10,493	(4)	5.39	5/6/2027
	6,250	18,750	(7)	4.45	11/24/2027
						3,983	18,202	(5)
						7,115	32,516	(6)
						5,000	22,850	(8)

Mr. Fandrich	20,000	--		5.72	8/29/2023
	13,275	6,625	(1)	4.40	3/31/2024
	14,575	14,575	(2)	3.61	3/9/2025
	3,165	9,495	(3)	2.64	3/28/2026
	--	18,849	(4)	5.39	5/6/2027
						15,458	70,643	(5)
						12,782	58,414	(6)

Mr. Fluegge	15,073	--		12.97	3/21/2021
	15,732	--		11.65	3/17/2022
	20,624	--		6.85	3/15/2023
	10,000	--		6.55	5/25/2023
	5,310	5,311	(1)	4.40	3/31/2024
	5,470	10,940	(2)	3.61	3/9/2025
	2,188	6,564	(3)	2.64	3/28/2026
	--	12,782	(4)	5.39	5/6/2027
						10,686	48,835	(5)
						8,668	36,613	(6)

(1)          Vesting one-fourth on each of March 31, 2018, 2019, 2020 and 2021.

(2)          Vesting one-fourth on each of March 9, 2019, 2020, 2021 and 2022.

(3)          Vesting one-fourth on each of March 28, 2020, 2021, 2022 and 2023.

(4)          Vesting one-fourth on each of May 6, 2021, 2022, 2023 and 2024.

(5)          Vesting one-third on each of March 28, 2020, 2021 and 2022.

(6)          Vesting one-third on each of May 6, 2021, 2022 and 2023.

(7)          Vesting one-fourth immediately and on each of November 24, 2021, 2022, and 2023.

(8)          Vesting one-third on each of November 24, 2021, 2022 and 2023.

2020 Options Exercised and Stock Vested

The following table shows the stock awards and restricted stock grants that vested during 2020 for the CSI NEOs. No options were exercised by the CSI NEOs in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Lacey	16,091	89,034

Ms. Kumar	3,248	16,370

Mr. Fandrich	13,153	66,798

Scott Fluegge	9,414	48,093

Potential Payments Under Change Of Control

The Company has entered into Change of Control Agreements (“CIC Agreements”) with each NEO. CIC Agreements provide for payment of severance compensation if (A) there is a change in control of the Company and (B) within 24 months following this change of control, there is either (i) an involuntary termination of employment other than for cause, death, disability or retirement or (ii) a voluntary termination of employment for Good Reason (each a “Triggering Event”). Under the CIC Agreements, “Good Reason” includes a material diminution in the person’s base salary, duties or authority, or those of the person’s immediate superior, or a material diminution in the budget over which the person has authority or a change in geographic location of the person’s job. The CIC Agreements include provisions requiring each executive to maintain confidentiality of information acquired during the period of employment, to refrain for a period of one year from competing with the Company or soliciting other Company employees to leave their employment with the Company and to provide a release of all claims against the Company in exchange for the benefit paid pursuant to the CIC agreement. In the event of a change in control, CSI’s LTI Plan provides for partial vesting and payment of unvested Incentive Awards and CSI’s Stock Option Plan provides for vesting of unvested stock options, in each case irrespective of whether or not a Triggering Event has occurred.

Assuming a change of control occurred on January 1, 2020, the following table presents amounts potentially payable to each of the CSI named executive officers, without and with a corresponding Triggering Event.

Name	Reason for Payment	Cash Severance ($)(1)	Partial Vesting of Incentive Awards ($)(2)	Vesting of Unvested Options(3)	Total ($)

Mr. Lacey	Change of Control without a Triggering Event	—	—	—	—
	Change of Control with Triggering Event	350,301	203,214	184,438	737,953

Ms. Kumar	Change of Control without a Triggering Event	—	—	—	—
	Change of Control with Triggering Event	329,769	79,308	3,000	412,077

Mr. Fandrich	Change of Control without a Triggering Event	—	—	—	—
	Change of Control with Triggering Event	593,015	153,844	55,801	802,660

Mr. Fluegge	Change of Control without a Triggering Event	—	—	—	—
	Change of Control with Triggering Event	262,362	107,052	34,451	403,865

(1)	The amounts in this column reflect the amount of cash severance the Company would be obligated to pay these individuals in the form of a single lump-sum cash payment pursuant to their CIC Agreements.

(2)	The amounts in this column reflect the estimated value of unvested Incentive Awards under CSI’s LTI Plan at December 31, 2020 that would become payable upon the occurrence of a change in control.

(3)	The amount in this column represents in-the-money value of options assuming vesting upon a change in control at January 1, 2021. As of the immediately preceding business day, the exercise price of unvested options granted to these CSI NEOs was greater than the closing market price of the CSI common stock.

Director Compensation

The 2020 compensation of CSI non-employee directors was as follows: (i) each director was paid an annual cash retainer of $20,000; (ii) each director was granted options to purchase 10,000 shares of common stock; (iii) the two committee chairs were each paid an additional $7,500 in cash; (iv) each non-chair committee member was paid an additional $5,000 in cash; (v) the non-executive CSI board chair was paid an additional $20,000 in cash; and (vi) Mr. Primuth, who in addition to his other director responsibilities, served as CSI board secretary until April 2020, was paid an additional $8,750 in cash.

The following table presents the 2020 cash and dollar value of stock options paid to each CSI non-employee board member. Curtis A. Sampson retired as a director at the 2020 annual meeting of shareholders in June 2020 and Michael Zapata was elected as a director on that date.

Name (1)	Fees Earned or Paid in Cash ($)	Options Awards ($)(2)	Total ($)

Curtis A. Sampson	10,000	--	10,000
Richard A. Primuth	39,167	15,946	55,113
Randall D. Sampson	32,500	15,946	48,446
Steven C. Webster	30,000	15,946	45,946
Michael Zapata	12,500	15,946	28,446

(1)	In addition to compensation as directors, the named directors serve in differing roles for which they receive separate compensation, including as a committee chair, committee member, and board secretary, as described above.
(2)	Values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed within Note 11 in the notes to the CSI consolidated financial statements included the company 2020 Form 10-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In September 2020, the Company repurchased 50,000 shares of common stock at a price of $3.84 from entities associated with GAMCO, which as reported in this Proxy Statement, is the beneficial owner of more than 5% of the Company common stock. The purchase was done in a private transaction pursuant to the Company’s stock repurchase program and the purchase price was less than the Nasdaq price on the date of purchase.

 The Company’s Board has adopted Governance Guidelines that include provisions with respect to conflicts of interest. These Guidelines describe “conflict of interest” as a situation in which a director’s personal interest, including an immediate family member interest, is adverse to, or may appear to be adverse to, the interests of the Company. The Guidelines provide that any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, must be disclosed promptly to the Chief Executive Officer, the Chairman, and the Company’s primary legal counsel.

If the Company wishes to proceed with a transaction involving a potential conflict of interest, the Board would intend to seek prior approval from the Audit & Finance Committee to ensure the transaction is beneficial to the Company and the terms of the transaction are fair to the Company.

DELINQUENT SECTION 16(a) Reports

 The Company’s Officers, Directors and beneficial owners of more than ten percent of the Company’s common stock are required to file reports of their beneficial ownership with the SEC. Except as noted below, based on the Company’s review of copies of such reports received by it, or written representations from reporting persons, the Company believes that during the fiscal year ended December 31, 2020, Executive Officers and Directors of the Company filed all reports with the SEC required under Section 16(a) to report their beneficial ownership on a timely basis, except that Randall Sampson did not timely file a Form 5. According to our records, all other beneficial holder’s reports have been timely filed.

OTHER INFORMATION

Contacting the Board of Directors

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual Director at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual Director, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, a complaint regarding accounting, internal accounting controls or auditing matters will be forwarded to the Chair of the Audit & Finance Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

Shareholder Proposals for 2022 Annual Meeting

The proxy rules of the SEC permit shareholders of a company, after timely notice to the Company, to present proposals for shareholder action in the Company’s proxy statement where the proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission’s proxy rules. The next Annual Meeting of the Shareholders of Communications Systems, Inc. is expected to be held on or about June 23, 2022, and proxy materials in connection with that meeting are expected to be made available on or about May 10, 2022. Shareholder proposals prepared in accordance with the Commission’s proxy rules to be included in the Company’s Proxy Statement must be received at the Company’s corporate office, 10900 Red Circle Drive, Minnetonka, Minnesota 55343, Attention: President, by January 13, 2022 to be considered for inclusion in the Board of Directors’ Proxy Statement and proxy card for the 2022 Annual Meeting of Shareholders. Any proposal must be in writing and signed by the shareholder. In addition, if the Company is not notified by March 28, 2022, of a matter to be brought before the 2022 Annual Meeting of Shareholders by a shareholder, the proxies held by management may provide the discretion to vote against the proposal even though it is not discussed in the proxy statement for the meeting.

The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

Properly Brought Business

The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of the shareholder’s intention to bring the business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. We expect to hold our 2022 annual meeting of shareholders on June 23, 2022. Notice relating to the conduct of business at an annual meeting must contain certain information as described in Section 2.9 of the Company’s Bylaws, which are available for inspection by shareholders at the Company’s principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company’s Bylaws. Because the Company intends to hold its 2022 Annual Meeting on or about June 23, 2022, and make its proxy materials available on or about May 10, 2022, shareholders should use these dates in determining the 45 and 75 day periods set forth above for the 2022 Annual Meeting.

Shareholder Nominations

The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by the shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the Company’s Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, that person will not be eligible for election as a director. Because the Company intends to holds its 2022 Annual Meeting on or about June 23, 2022, and make its proxy materials available on or about May 10, 2022, shareholders should use these dates in determining the applicable 45 and 75 day periods set forth above for the 2022 Annual Meeting.

Other Matters

Management knows of no other matters that will be presented at the meeting. If any other matters arise at the meeting, it is intended that the shares represented by the proxies will be voted in accordance with the judgment of the persons acting as proxies.

By Order of the Board of Directors,

Roger H.D. Lacey, Chairman

COMMUNICATIONS SYSTEMS, INC. SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 29, 2021 for shares held directly and by 11:59 p.m. Eastern Time on December 27, 2021 for shares held in the ESOP Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/JCS2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 29, 2021 for shares held directly and by 11:59 p.m. Eastern Time on December 27, 2021 for shares held in the ESOP Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D62546-P64083	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

COMMUNICATIONS SYSTEMS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the election of each of the nominees as directors.
1.	To elect the five directors nominated by the Board of Directors (“Proposal No. 1”).	☐	☐	☐

Nominees:

	01) Roger H.D. Lacey	04) Steven C. Webster
	02) Richard A. Primuth	05) Michael R. Zapata
03) Randall D. Sampson

The Board of Directors recommends you vote FOR Proposal No. 2 and 3.							For	Against	Abstain

2.	To ratify the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.						☐	☐	☐

3.	To cast a non-binding advisory vote approving executive compensation.						☐	☐	☐

4.	THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2 and 3.

Please date and sign exactly as your name(s) appear(s) hereon, indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

COMMUNICATIONS SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

December 30, 2021

11:00 a.m., Central Standard Time

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

D62547-P64083

COMMUNICATIONS SYSTEMS, INC.	Proxy
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 30, 2021.

The undersigned hereby appoints Roger H.D. Lacey and Mark D. Fandrich, or either of them, as proxies, with full power of substitution to vote all the shares of common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Communications Systems, Inc., to be held through a virtual annual meeting that will be accessible at www.virtualshareholdermeeting.com/JCS2021 to be held on December 30, 2021 at 11:00 a.m., CST, or at any adjournment thereof, upon any and all matters that may properly be brought before the meeting or at any adjournment thereof, hereby revoking all former proxies.

(Continued and to be marked, dated and signed, on the other side)